EXHIBIT 10.a.

AMENDMENT

This is an amendment (“Amendment”) to the Agreement Regarding Severance dated as of September 30, 2002 and effective as of November 15, 2002 between CDI Corporation and Gregory L. Cowan (“Agreement”), a copy of which is attached hereto.

The Agreement is amended as follows:

1.	In paragraph #1, the phrase “nine months” is changed to read “twelve months”; and

2.	In paragraph #6, the phrase “nine months” is changed to read “twelve months”.

All remaining terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 23, 2003.

CDI CORPORATION

By:	/s/ Jay G. Stuart
Jay G. Stuart
Executive Vice President &
Chief Financial Officer

/s/ Gregory L. Cowan

Gregory L. Cowan

AGREEMENT REGARDING SEVERANCE

This is an Agreement Regarding Severance (this “Agreement”), dated as of September 30, 2002 and effective as of November 15, 2002 (the “Effective Date”), between CDI Corporation, a Pennsylvania corporation (the “Company”), and Gregory L. Cowan (the “Executive”).

Background

As of the date of this Agreement, the Executive is the Chief Financial Officer of the Company. On the Effective Date, he will become the Chief Accounting Officer of the Company. In connection with, and in consideration for, the Executive’s acceptance of this new role, the Company has agreed to the severance arrangement set forth below.

Terms

Intending to be legally bound, the parties agree as follows:

1.	If, within nine months following the Effective Date, the Executive resigns as an employee of the Company or the Company removes the Executive as its Chief Accounting Officer (“CAO”), then the Executive will be entitled to receive twelve months salary continuation, based on the Executive’s annual salary as of the date of this Agreement (which is $238,050). The twelve-month period during which the Executive’s salary would continue to be paid is referred to in this Agreement as the “Severance Period”.

2.	The above severance payment would not be reduced or eliminated if the Executive obtains other employment during the Severance Period.

3.	During the Severance Period, the Executive would be entitled to twelve months COBRA (Company contribution).

4.	With respect to any stock options held by the Executive which have vested as of the date he resigns or is removed as CAO, the Executive may exercise such options any time during the Severance Period.

5.	As a condition to receiving any of the severance benefits described above, the Executive must first sign the Release and Waiver of Future Claims Against the Company.

6.	After nine months following the Effective Date, the Executive’s rights to severance payments and other matters described above would be subject to whatever severance plans or arrangements are in effect from time to time and which are applicable to the Executive.

7.	This Agreement sets for the entire understanding between the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CDI CORPORATION

By:	/s/	Roger H. Ballou

Roger H. Ballou
President & CEO

GREGORY L. COWAN

/s/ Gregory L. Cowan